Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of February 18, 2010, by and between Inspire Pharmaceuticals, Inc. (together with its successors and assigns, “Inspire” or the “Company”), and Adrian Adams (“Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company as the Company’s President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T

1. Employment and Term. The Company hereby agrees to employ Executive and Executive hereby accepts employment by the Company on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on February 22, 2010 (the “Effective Date”) and continue through December 31, 2014; provided, however, that the Term shall thereafter be automatically extended for unlimited additional one-year periods unless, at least six months prior to the then-scheduled date of expiration of the Term, either (x) the Company gives notice to Executive that it is electing not to so extend the Term or (y) Executive gives notice to the Company that he is electing not to so extend the Term. Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 5 below, in which event Executive’s employment with the Company shall expire in accordance therewith.

2. Position, Duties and Responsibilities; Location.

2.1 Position and Duties. Executive shall be employed as President and Chief Executive Officer of the Company and shall serve as a member of the Company’s Board of Directors (the “Board”). Executive shall have, subject to the general direction of the Board, general overall authority and responsibility for the day-to-day management of the affairs and business of the Company and its subsidiaries, if any, and primary responsibility for the formulation, implementation and execution of strategic policies relating to Inspire’s business operations, financial objectives and market growth. Executive shall also have such other duties, powers and authority as are commensurate with his position as President and Chief Executive Officer of a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products, including such other duties and responsibilities as are reasonably delegated to him from time to time by the Board. The Executive shall report only to the Board and all employees of the Company shall report to the Executive or his delegee.

2.2 Exclusive Services and Efforts. Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention exclusively to the business and affairs of the Company. It is expressly understood and agreed that, during the Term, Executive will not be employed by, render services to, or represent, any other person, firm or company engaged in a business of a similar nature or in competition with the Company without the prior written consent of the Company. Executive also agrees that he shall not take personal advantage of any business opportunities which arise during his employment and which in his good faith judgment may benefit the Company and are within the scope of the Company’s then business or natural extension thereof without the consent of the Company, provided that the foregoing does not apply to future employment opportunities. Notwithstanding the foregoing, Executive shall be entitled to engage in (a) service on the board of directors of Amylin Pharmaceuticals, Inc. (b) service on the board of directors of one other for-profit company, business or trade organization, (c) with the consent of the Board (which consent shall not be unreasonably withheld) service on the board of directors of a second additional for-profit company, business or trade organization, provided, that, the Executive shall provide the Company prior written notice of his intention to join any such board and provided further that he shall not serve on the board of any entity that directly and materially competes with the Company, (d) service on the board of directors of not-for-profit organizations, (e) other charitable activities and community affairs and (f) manages his personal and family investments and affairs, in each case to the extent such activities do not either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities to the Company.

2.3 Compliance with Company Policies. To the extent not inconsistent with the terms and conditions of this Agreement and with due regard for his position, Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures explained in the Company’s Employee Handbook, but in no event shall anything in such documents expand the definition of a “Cause” termination hereunder. Notwithstanding the foregoing, the Board shall amend the Bylaws as soon as practicable following the execution of this Agreement so that roles, responsibilities, authority, and reporting lines of the President and Chief Executive Officer as described therein are consistent with the terms of this Agreement.

2.4 Location. Executive’s principal office, and principal place of employment, shall be at the Company’s offices in Durham, North Carolina, but it is understood that Executive will commute on a weekly basis and sporadically at other times to the Company office from his home in Pennsylvania. The Company will provide an allowance of $4,500 per month for each month during the Term to cover housing costs and at the same time period an additional payment such that after the payment of all taxes on the allowance and the additional payment Executive retains the amount of the allowance. The Company will also reimburse the Executive for the cost of commuting (but in no event greater than the cost of first-class commercial airfare) and at the same time period provide an additional payment such that after the payment of all taxes on the commuting expenses and the additional payment Executive shall have the amount of the commuting expenses. During the Term, the Company will also provide a leased automobile with a value of approximately $75,000 and cover all reasonable costs related thereto. On or before March 15 of each year during the Term (including the first March 15 following the year in which the Term ends), the Company shall pay to the Executive an additional payment such that after the payment of all taxes on the taxable portion of the automobile perquisite and the additional payment Executive retains the amount of the taxable portion of automobile perquisite.

3. Compensation.

3.1 Base Salary. During the Term, the Company hereby agrees to pay to Executive an annualized base salary of Six Hundred and Fifty Thousand Dollars ($650,000) (the “Salary”), subject to all applicable federal, state and local income and employment taxes and other required or elected withholdings and deductions, payable in equal installments on the Company’s regularly-scheduled paydays as it is earned. Executive’s Salary will be reviewed at least annually by the Board following the first anniversary date of the Effective Date and may be adjusted upward (in which case such increased amount shall be the “Salary” hereunder) or remain the same (but in no event shall the Salary be reduced) in consideration of (a) Executive’s performance, (b) peer company compensation reviews by the Compensation Committee of the Board (the “Compensation Committee”), (c) the Company’s financial performance, (d) the general economic environment and (e) such other factors as the Board or the Compensation Committee may deem relevant.

3.2 Cash Bonuses.

(a) Annual Cash Bonus. For each calendar year that ends during the Term, Executive shall be entitled to receive an annual cash incentive award (the “Annual Cash Bonus”) equal to: (i) 75% of Salary for performance at threshold levels; (ii) 100% of Salary for performance at target levels; and (iii) 150% of Salary for performance at or above maximum levels (with the exact percentage of Salary to be determined by linear interpolation for performance between each such levels). For each such year, the Board shall, after consultation with Executive and good faith consideration of the budget and goals developed by management (x) determine the financial and other goals to be used to measure Executive’s performance for such year, (y) establish the threshold and maximum performance levels for the goals for purposes of determining the amount of the Annual Cash Bonus for such year and (z) advise Executive of such goals and levels in writing prior to March 31 of such year. Within sixty (60) days after the end of each such calendar year, the Board shall consult with Executive to determine and approve Executive’s Annual Cash Bonus for such calendar year. Subject to any valid deferral election by Executive, the Annual Cash Bonus shall be paid in a cash lump sum as soon as reasonably practicable following the Board’s approval thereof, but in no event later than March 15 of the following calendar year. In no event shall Executive’s Annual Cash Bonus payable in 2011 with respect to 2010 be less than $650,000.

(b) Discretionary Cash Bonuses. The Board may, at any time or from time-to-time, grant Executive additional cash bonuses in amounts to be determined by the Board should it, in its sole discretion, deem the same appropriate in light of Executive’s performance and the Company’s financial performance (each, a “Discretionary Cash Bonus”); provided, however, that the failure of the Board to award any such bonus shall not give rise to any claim against the Company. The timing of the payment of any Discretionary Cash Bonus shall be determined in the Board’s sole discretion; however, in no event will any Discretionary Cash Bonus be paid later than March 15 following the year in which it vests.

3.3 Equity Compensation.

(a) Annual Equity Award. Executive will be eligible for annual grants of long-term incentive and equity compensation awards at the Board’s good faith discretion, based upon the Compensation Committee’s evaluation of his performance and peer company compensation practices.

(b) Discretionary Equity Award. The Board may, at any time or from time-to-time, grant Executive additional equity or equity-based awards in forms and amounts to be determined by the Board should it, in its sole discretion, deem the same appropriate in light of Executive’s performance and the Company’s financial performance (each, a “Discretionary Equity Award”); provided, however, that the failure of the Board to grant any such award shall not give rise to any claim against the Company.

3.4 Sign-On Awards. The Company shall grant to Executive an award of 650,000 Restricted Stock Units (the “Sign-On RSUs”) and options to purchase 350,000 shares of Common Stock (the “Sign-On Options” and, together with the Sign-On RSUs, the “Sign-On Awards”).

(a) Sign-On Options. The Sign-On Options shall be granted on the Effective Date. Subject to the terms of this Agreement and the Sign-On Option award agreement into which Executive and the Company shall enter evidencing the grant of the Sign-On Option, 25% of the shares of Common Stock subject to the Sign-On Option shall become vested and non-forfeitable on the Effective Date (the “Initial Vested Sign-On Portion”). However, notwithstanding the preceding sentence, the Initial Vested Sign-On Portion shall not be exercisable prior to the date on which the shares underlying the Sign-On Option are registered on Form S-8. In addition, 2.0833% of the shares of Common Stock subject to the Sign-On Option shall vest and become exercisable on the first day of each of the first thirty-six (36) calendar months that begins after the first anniversary of the Effective Date.

(b) Sign-on RSUs. The Sign-On RSUs shall be granted as soon as practicable following execution of this Agreement but in no event prior to the date on which the shares underlying such awards are registered on Form S-8. Subject to the terms of this Agreement and the Sign-On RSUs award agreement into which Executive and the Company shall enter evidencing the grant of the Sign-On RSUs, 25% of the Sign-On RSUs shall become vested and non-forfeitable, on the grant date of the Sign-On RSUs. In addition, 2.0833% of the shares of the Sign-On RSU shall vest and become non-forfeitable on the first day of each of the first thirty-six (36) calendar months that begins after the first anniversary of the Effective Date.

3.5 Registration of Common Stock; Equitable Adjustment. The Company shall register a sufficient number of shares of Common Stock on a Form S-8 to satisfy its obligations under this Agreement as soon as practicable following the execution of this Agreement and in any event prior to the issuing of the Sign-On RSUs. The Company shall also accompany the S-8s with reoffer prospectuses and shall use reasonable best efforts to maintain the effectiveness of the form S-8s and reoffer prospectuses. Within ten (10) days following each vesting date of a Restricted Stock Unit or date of exercise of an Option (as applicable) described in this Agreement, a number of shares of Common Stock equal to the number of Restricted Stock Units that have vested, and the number of shares of Common Stock with respect to which an Option has been exercised, shall be transferred to Executive’s personal brokerage account and such shares shall be validly issued, fully paid, non-assessable and freely tradable. The Company shall issue the shares pursuant to the NASDAQ inducement grant exception and shall comply with the terms thereof.

3.6 Compensation As A Member of the Board. Executive shall not be eligible for equity or cash compensation for his service as a member of the Board during the Term.

4. Employee Benefits.

4.1 Participation in Benefit Plans. During the Term, Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs and arrangements as are made generally available from time to time to senior executives of the Company (which shall include customary health, life insurance and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally. In the event that Executive elects to decline coverage under any or all of the aforementioned benefit plans, programs or arrangements, then he shall be permitted to receive cash in lieu of such coverage to the maximum extent permissible under the applicable plan document and applicable law. In lieu of participation in the health plan (if Executive so elects), the Company shall reimburse him for premiums for participation in his prior employer’s health plan upon presentation of evidence of payment of premiums with regard therewith.

4.2 Fringe Benefits, Perquisites and Vacations. During his employment by the Company, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and that are no less favorable than those applying to other senior executives of the Company. In addition, Executive shall be entitled to 25 days paid vacation per calendar year (which, if not used, may be carried over from year to year).

4.3 Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses (including first class airplane travel) incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

4.4 Attorneys’ Fees. The Company shall pay promptly upon presentation of appropriate supporting documentation, for all reasonable attorneys’ fees incurred by Executive in connection with the negotiation and execution of this Agreement and to the extent taxable, an additional amount such that the Executive has no after tax cost for such fees and the additional payment.

5. Termination.

5.1 General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement. In the event of the termination of Executive’s employment hereunder for any reason, he shall promptly resign from the Board, any other board or committee, and any other position he then holds that is affiliated with the Company or that he was holding at the Company’s request. For purposes of this Agreement, the following terms have the following meanings:

(a) “Accrued Obligations” shall mean: (i) Executive’s earned but unpaid Salary through the Termination Date; (ii) payment of any annual, long-term, or other incentive award earned in respect to any period ending on or before the Termination Date, or payable (but not yet paid) on or before the Termination Date; (iii) a lump-sum payment in respect of accrued but unused vacation days at Executive’s per-business-day Salary rate in effect as of the Termination Date; and (iv) any unpaid expense or other reimbursements due pursuant to Sections 2.4 or 4.3 hereof or otherwise.

(b) “Cause” shall mean (i) Executive is convicted of, or pleads guilty or nolo contendere to, a felony or a crime involving moral turpitude; (ii) in carrying out his duties hereunder, Executive engages in conduct that constitutes willful gross misconduct, or willful gross neglect and that, in either case, results in material economic or reputational harm to the Company; or (iii) Executive refuses to perform, or repeatedly fails to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to him (consistent with Section 2) by the Board, in either case after written notice thereof.

(c) “Change in Control” shall mean the first to occur of any of the following, provided that for any distribution that is subject to Section 409A (as defined in Section 8.2), a Change in Control under this Agreement shall be deemed to occur only if such event also satisfies the requirements under Treas. Regs. Section 1.409A-(i)(5):

(i) the determination by a vote of a majority of the members of the Board (which may be made effective as of a particular date), that a Change in Control has occurred, or is about to occur;

(ii) any Person or group of Persons becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (a “Majority of the Securities”);

(iii) (A) the stockholders of the Company approve a plan of complete liquidation of the Company; (B) the sale or disposition of all or substantially all of the Company’s assets; or (C) a merger, consolidation or reorganization of the Company with or involving any other entity, other than (i) a merger, consolidation or reorganization that would result in the voting securities of Inspire outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a Majority of the Securities of Inspire (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization owned in approximately the same proportion of such ownership by each of the prior shareholders as prior to the transaction; or (ii) a merger, consolidation or reorganization that would result in the voting securities of Inspire outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a Majority of the Securities of Inspire (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization owned in approximately the same proportion of such ownership by each of the prior shareholders as prior to the transaction except for the fact that one of the shareholders owning more than 5% of the Company’s outstanding Common Stock as of the effective date of this Agreement increases its percentage of ownership by no more than 20% and to no greater than 49.99% immediately after the merger, consolidation or reorganization and the percentage ownership of the other shareholders are reduced proportionally; or

(iv) the date a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election are not endorsed by a majority of the members of the Board before the date of the appointment or election.

Notwithstanding the foregoing, in no event shall a restructuring, reorganization, merger or other change in capitalization in which the Persons who own an interest in the Company on the date hereof (the “Current Owners”) (or any individual or entity which receives from a Current Owner an interest in the Company through will or the laws of descent and distribution) maintain more than a fifty-percent (50%) interest in the resultant entity owned in approximately the same proportion of such ownership by each of the Current Owners as before the transaction, be deemed a Change in Control.

(d) “Company Arrangement” shall mean any plan, program, agreement, corporate governance document or arrangement of the Company or any of its affiliates;

(e) “Disability” shall mean that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for 180 consecutive days; and

(f) “Good Reason” shall mean the occurrence of any of the following events without either (x) Executive’s express prior written consent or (y) full cure within 30 days after Executive gives written notice to the Company requesting cure, such notice to be given by Executive no later than 90 days after the date the event has occurred: (i) a material diminution in Executive’s authority, duties, responsibilities or reporting lines; (ii) the Company ceases to have any class of common equity securities required to be registered under section 12 of the Securities Exchange Act of 1934; (iii) a reduction in the Executive’s base salary; (iv) any relocation of Executive’s principal office, or principal place of employment, to a location that is more than 50 miles from Durham, North Carolina; or (v) any other action or inaction that constitutes a material breach of this Agreement by the Company. No event shall constitute grounds for a Good Reason termination unless Executive terminates his employment hereunder within one year after such event occurs.

(g) “Pro Rata Annual Cash Bonus” shall mean an amount equal to (i) the Annual Cash Bonus that Executive would have been entitled to receive for the calendar year during which his employment hereunder terminated if his employment hereunder had continued (such amount to be determined with any subjective or personal performance goals rated at no less than target), multiplied by (ii) a fraction, the numerator of which is the number of days he was employed hereunder during such year and the denominator of which is the number of days in such year; and

(h) “Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 1 hereof, shall mean the date on which the Term expires).

5.2 Termination by the Company Without Cause or by Executive With Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a) a single sum cash amount, payable on the 60th day following his Termination Date, in an amount equal to (i) two times (ii) the sum of (1) his Salary as in effect immediately prior to the Termination Date and (2) the average Annual Cash Bonus that Executive received for each of the three preceding calendar years, provided, however, that if Executive is not employed for a sufficient time to have received three Annual Cash Bonuses, such calculation will assume that a target Annual Cash Bonus (or the minimum payment in the case of a termination in 2010) was paid in each missing year and, provided further, that if Executive is terminated during the first six months of the Company’s fiscal year, then the prior year’s Annual Cash Bonus shall be disregarded if less than the average of the other two preceding years;

(b) a Pro-Rata Annual Cash Bonus, such amount to be paid in a cash lump sum to Executive on the date his Annual Cash Bonus for the year of termination would have been paid if his employment hereunder had continued;

(c) an immediate 100% vesting of the Sign-On Equity and an additional twenty-four months of vesting, exercisability and non-forfeitability service credited, as of the Termination Date, for any other outstanding equity or equity-based award, including but not limited to any outstanding Annual Equity Award or Discretionary Equity Award (with vested stock options remaining exercisable throughout the period ending on the first to occur of (A) the second anniversary of the Executive’s Termination Date; or (B) the end of their maximum stated term); and

(d) the Accrued Obligations.

5.3 Death and Disability. Executive’s employment shall terminate in the event of his death, and either Executive or the Company may terminate Executive’s employment in the event of his Disability (provided that no termination of Executive’s employment hereunder for Disability shall be effective unless the party terminating Executive’s employment first gives at least 15 days’ written notice of such termination to the other party). In the event that Executive’s employment hereunder is terminated due to his death or Disability, the Term shall expire on the Termination Date and he and/or his estate or beneficiaries (as the case may be) shall be entitled to the benefits described in Section 5.2(b), (c) and (d).

5.4 Termination by the Company For Cause or by Executive Without Good Reason. In the event that Executive’s employment hereunder is terminated by Executive without Good Reason or by the Company for Cause, the Term shall expire as of the Termination Date and Executive shall be entitled to the Accrued Obligations.

5.5 Expiration of the Term. Executive or the Company may elect not to renew or extend the Term in accordance with Section 1 above, in which case the Termination Date shall be the date the Term expires. In the event of such a termination, Executive shall be entitled to the Accrued Obligations and on any termination of employment upon or after such expiration the Sign-On Award shall remain exercisable for the lesser of two years or the remainder of the initial term of such Sign-On Award.

5.6 Due to Change in Control. In the event that (x) within two years following a Change in Control Executive terminates his employment hereunder with Good Reason or the Company takes an action within the six-month time period specified in the flush language below in anticipation of a Change in Control and the Executive terminates his employment for Good Reason as a result thereof or (y) within two years following a Change in Control, or in anticipation of a Change in Control that actually occurs within six months thereafter, the Company terminates Executive’s employment hereunder without Cause, then, in lieu of the payments otherwise due to Executive under Section 5.2 above, the Term shall expire on the Termination Date and Executive shall be entitled to (subject to the last paragraph of this Section 5.6):

(a) an amount equal to (i) three (3) times (ii) the sum of (A) Executive’s Salary as in effect immediately prior to the Termination Date (or, if greater, immediately prior to any event constituting Good Reason) and (B) the highest Annual Cash Bonus paid or payable to him in respect of any of the three completed years immediately prior to his Termination Date (if in 2010, than $650,000 shall be the Annual Cash Bonus utilized), such payment to be made in a cash lump sum to Executive on the sixtieth (60th) day following the Termination Date (subject to the six-month delay provided under Section 8.2, as applicable);

(b) a Pro-Rata Annual Cash Bonus (determined for this purpose by reference to either (i) Executive’s target Annual Cash Bonus then in effect, such payment to be made in a cash lump sum to Executive no later than thirty (30) days following the Termination Date;

(c) full vesting, exercisability and non-forfeitability, as applicable, as of the Termination Date, of any outstanding equity or equity-based awards, including but not limited to any outstanding Annual Equity Award, Discretionary Equity Award or Sign-On Award; and

(d) the Accrued Obligations.

Notwithstanding the foregoing, in the event Executive is terminated in anticipation of a Change in Control or terminates for Good Reason as a result of a Company action in anticipation of a Change in Control then (i) if a Change in Control actually occurs within six-months thereafter, the Executive shall continue to receive the amount due under Section 5.2 and granted therein and any additional amounts above such amount due in accordance with this Section 5.6 shall be payable upon the later of the Change in Control and on the sixtieth (60th) day after the termination of employment (subject to the six-month delay provided under Section 8.2, as applicable); and (ii) any outstanding equity or equity-based awards, including but not limited to any outstanding Annual Equity Award, Discretionary Equity Award or Sign-On Award that are not otherwise vested (or will not otherwise vest) in accordance with Section 5.2 of this Agreement shall not terminate before the six-month anniversary of the Executive’s termination of employment and, if a Change in Control actually occurs before such date, shall become fully vested and exercisable, as applicable in accordance with Section 5.6(c).

5.7 Release. Executive’s entitlement to the payments described in this Section 5 is expressly contingent upon Executive first providing the Company with a signed mutual release in substantially the form attached hereto as Exhibit A (the “Release”). In order to be effective, such Release must be (a) delivered by Executive to the Company no later than forty-five (45) days following the Termination Date and (b) counter-signed and returned by the Company to Executive within 10 days following the Company’s receipt thereof; provided, however, that if the Executive delivers the Release to the Company on a timely bases and the Company does not return a counter-signed Release during the applicable time period allowed, such Release of the Executive shall be null and void and the payments hereunder shall cease to be contingent on the Release and this Section 5.7.

6. Excess Parachute Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to the excise tax, then Exhibit B attached hereto shall apply.

7. Indemnification.

7.1 If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that Executive is or was a director, officer, shareholder, employee, agent, trustee, consultant or representative of the Company or any of its affiliates or is or was serving at the request of the Company or any of its affiliates, or in connection with his service hereunder as a director, officer, shareholder, employee, agent, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by any Company Arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, advancement and payment of attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, with such legal fees advanced to the maximum extent permitted by law) incurred or suffered by him in connection therewith or in connection with seeking to enforce his rights under this Section 7.1, and such indemnification shall continue even if Executive has ceased to be a director, officer, shareholder, employee, agent, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of his heirs, executors and administrators.

7.2 A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth anniversary of the Termination Date, providing coverage to Executive that is no less favorable to him in any respect than the coverage then being provided to any other current or former director or officer of the Company.

7.3 For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

8. Other Tax Matters.

8.1 The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

8.2 Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death. The Company acknowledges and agrees that if any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) made or provided to Executive or for Executive’s benefit in connection with this Agreement, or Executive’s employment with the Company or the termination thereof (the “Payments”) are determined to be subject to the additional taxes, interest or penalties imposed by Section 409A, or any interest or penalties with respect to such additional taxes, interest or penalties (such additional taxes, together with any such interest and penalties, are referred to collectively as the “Section 409A Tax”), then the Executive will be entitled to receive an additional payment (an “409A Gross-Up Payment”) from the Company such that the net amount the Executive retains after paying any applicable Section 409A Tax and any federal, state or local income or FICA taxes on such 409A Gross-Up

Payment, shall be equal to the amount the Executive would have received if the Section 409A Tax were not applicable to the Payments. All determinations of the Section 409A Tax and 409A Gross-Up Payment, if any, will be made by tax counsel or other tax advisers designated by Executive and approved by the Company, which approval won’t be unreasonably withheld or delayed. For purposes of determining the amount of the 409A Gross-Up Payment, if any, Executive will be deemed to pay federal income tax at the actual marginal rate of federal income taxation in the calendar year in which the total Payments are made and state and local income taxes at the actual marginal rate of taxation in the state and locality of Executive’s residence on the date the total Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the 409A Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the 409A Gross-Up Payment), the Company shall make another 409A Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess). The Company and Executive shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments. The 409A Gross-Up Payments provided to Executive shall be made no later than the tenth (10th) business day following the last date the Payments are made but in all events within the time period specified in Section 8.5 also.

8.3 After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

8.4 Any amounts otherwise payable to Executive following a termination of employment that are not so paid by reason of this Section 8 shall be paid as soon as practicable following, and in any event within thirty (30) days following, the date that is six months after Executive’s separation from service (or, if earlier, the date of Executive’s death) together with interest on the delayed payment at the Company’s cost of borrowing. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

8.5 To the extent that any reimbursements pursuant to Section 4 or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4 or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Any tax gross-up shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.

9. Confidentiality, Invention Assignment and Non-Competition Agreement. Executive agrees to be bound by the terms of the Employee Confidentiality, Invention Assignment and Non-Compete Agreement, a copy of which is attached hereto as Exhibit C and incorporated herein by reference, except Section 7(b) thereof shall hereby be amended to exclude the solicitation of Executive’s executive assistant during the one (1) year period following the Termination Date (the “Non-Compete Agreement”). Except as expressly set forth in this Agreement and the Non-Compete Agreement, Executive shall be subject to no contractual or similar restrictions on his right to terminate his employment hereunder or on his activities after the Termination Date.

10. Non-Disparagement. During and after the Term, Executive and the Company agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other; provided, however, that nothing in this Agreement shall restrict either party from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the course of performing his duties during the Term; (e) from rebutting any statement made or written about them; or (f) from making normal competitive statements about the Company’s business or products. This provision shall not apply after three (3) years from the date of termination of Executives employment with the Company.

11. Notices. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

12. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina, exclusive of any choice of law rules.

13. Arbitration; Legal Fees.

(a) Any dispute or controversy arising under or in connection with this Agreement (except with respect to injunctive relief under Section 9) shall be settled exclusively by arbitration in North Carolina, in accordance with the rules of the American Arbitration Association for employment disputes as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b) In the event of any material contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses, except that the Company agrees to promptly reimburse Executive for his costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Executive in connection with such contest or dispute in the event Executive prevails, as determined by the arbitrator if in arbitration, by the court if pursuant to Section 9, or as a separate arbitration if otherwise. The amount shall be paid within thirty (30) days of the award of the arbitration or court, which shall also specify the amount due.

14. Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive). By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

15. Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

16. Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, penalties, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

17. Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. Executive represents and covenants that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound and in connection with his employment with the Company he will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with his employment with any other employer. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations under it.

18. Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19. Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

20. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

21. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

22. No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against him or any remuneration or other benefit earned or received by Executive after such termination.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

24. Entire Agreement. This Agreement and the agreements described in the attached Exhibits contain the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

INSPIRE PHARMACEUTICALS, INC.:

By: /s/ Kenneth B. Lee, Jr.
Name:	Kenneth B. Lee, Jr.
Title:	Chairman, Board of Directors

EXECUTIVE:

/s/ Adrian Adams
Name: Adrian Adams
Address:	As provided in separate notice

Exhibit A

FORM OF GENERAL RELEASE OF ALL CLAIMS

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of [                        ], is made by and between Adrian Adams (the “Executive”) and Inspire Pharmaceuticals, Inc. (the “Company”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of February 18, 2010 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits, as set forth in Section 5 of the Employment Agreement subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Employment Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company and to the Company by Executive.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Base Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained in herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Company or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance and other benefits under the Employment Agreement; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; (v) any rights of Executive under the Employment Agreement with respect to (A) the gross-up protections set forth in Sections 6 and 8.2 of the Employment Agreement, (B) amounts due upon a Change in Control occurring after a termination of employment that occurs in anticipation of a Change in Control as set forth in Section 5.6, and (C) any equity rights; or (vi) this General Release or any of its terms or conditions.

2. Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency or any court.

3. Executive agrees never to seek personal recovery from any Employer Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing an Employer Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Employer Releasee so sued for such Employer Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4. Each party agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any party of any improper or unlawful conduct.

5. Each party acknowledges and recites that he or it has:

(a) executed this General Release knowingly and voluntarily;

(b) had a reasonable opportunity to consider this General Release;

(c) read and understands this General Release in its entirety;

(d) been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice such party wishes with respect to the terms of this General Release before executing it; and

(e) relied solely on such party’s own judgment, belief and knowledge, and such advice as such party may have received from such party’s legal counsel.

6. Section 13 of the Employment Agreement, which shall survive the expiration of the Employment Agreement for this purpose, shall apply to any dispute with regard to this release.

7. Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this General Release and (b) he has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.1 Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 11 of the Employment Agreement.

8. Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

[1]	In the event the Company determines that Employee’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, the Company will provide Employee with: (1) 45 days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.

9. This General Release may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

INSPIRE PHARMACEUTICALS, INC.:

By:
Name:
Title:

EXECUTIVE:

Name: Adrian Adams
Address:

Exhibit B

PARACHUTE TAX INDEMNITY PROVISIONS

This Exhibit B sets forth the terms and provisions applicable to the Executive pursuant to the provisions of Section 6 of the Agreement. This Exhibit B shall be subject in all respects to the terms and conditions of the Agreement. Capitalized terms used without definition in this Exhibit B shall have the meanings set forth in the Agreement.

(A) In the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any arrangement or agreement with any person whose actions result in a change of ownership or effective control or a change in the ownership of a substantial portion of the assets of the corporation covered by Code Section 280G(b)(2) (a “280G Change of Control”) or any person affiliated with the Company or such person) as a result of a 280G Change of Control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Code Section 4999 (and any similar tax that may hereafter be imposed by any taxing authority), the Company shall pay to Executive at the time specified below (i) an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income multiplied by Executive’s actual marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

(B) In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment as applicable to reflect the final determination.

(C) For purposes of determining whether any of the Company Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3)) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury

Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Code Section 280G. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to Executive. In the event that the Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint with the approval of the Company, which approval shall not be unreasonable or unreasonably delayed, another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or Executive supported by such opinions or other confirmations as will let the Company and the Executive rely therein for purposes of filing their tax returns. The determination of the Accountants shall be final and binding upon the Company and Executive.

(D) For purposes of determining the amount of the Gross-Up Payment, Executive’s actual U.S. federal income tax rate in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at Executive’s actual rate of taxation in the state and locality of Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, shall be used. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Code Section 1274(b)(2)(B). Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive’s claim for refund or credit is denied.

(E) In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional

Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(F) The Gross-up Payment or portion thereof provided for above shall be paid not later than the sixtieth (60) day following a 280G Change of Control which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Executive to the Excise Tax. Notwithstanding any other provision of this Agreement, all Gross-Up Payments under this Exhibit B shall be paid pursuant to Section 8 of the Agreement. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, subject to Paragraph (G) below, such excess shall constitute a loan by the Company to Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Code Section 1274(b)(2)(B)).

(G) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense), but Executive shall control any other issues unrelated to the Excise Tax. In the event that the issues are interrelated, Executive and the Company shall in good faith cooperate. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and his representative shall cooperate with the Company and its representative.

(G) The Company shall be responsible for all charges of the Accountant.

(I) The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

(G) Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

Exhibit C

EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT

AND NON-COMPETE AGREEMENT

THIS EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETE AGREEMENT (“Agreement”) is made as of the date set forth on the signature page below between Inspire Pharmaceuticals, Inc. (“Inspire”), and the person whose name is set forth on the signature page below as Employee (“Employee”).

In consideration of Employee’s employment or continued employment by Inspire, with the intention that this Agreement shall apply to the entire period of Employee’s employment with Inspire (including the period prior to the date of this Agreement), Employee hereby agrees as follows:

1. CONFIDENTIAL INFORMATION DEFINED. “Confidential Information” means trade secrets, proprietary information and materials, and confidential knowledge and information which includes, but is not limited to, matters of a technical nature (such as discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, diagrams, test data, scientific methods and know-how, and materials such as reagents, substances, chemical compounds, subcellular constituents, cell or cell lines, organisms and progeny, and mutants, derivatives or replications derived from or relating to any of the foregoing materials), and matters of a business nature (such as the identity of customers and prospective customers, the nature of work being done for or discussed with customers or prospective customers, suppliers, marketing techniques and materials, marketing and development plans, pricing or pricing policies, financial information, plans for further development, and any other information of a similar nature not available to the public).

“Confidential Information” shall not include information that: (a) was in Employee’s possession or in the public domain before receipt from the Company, as evidenced by the then existing publication or other public dissemination of such information in written or other documentary form; (b) becomes available to the public through no fault of Employee; (c) is received in good faith by Employee from a third party who is known to the Employee to be not subject to an obligation of confidentiality to the Company or any other party; or (d) is required by a judicial or administrative authority or court having competent jurisdiction to be disclosed by Employee, provided that Employee shall promptly notify the Company and not attempt to prevent the Company from opposing or limiting such order.

2. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF INSPIRE. Employee acknowledges that, during the period of Employee’s employment with Inspire, Employee has had or will have access to Confidential Information of Inspire. Therefore, Employee agrees that both during and after the period of Employee’s employment with Inspire, Employee shall not, without the prior written approval of Inspire, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of Inspire to any person or entity, or (b) use any Confidential Information of Inspire for any purpose or for the benefit of any person or entity, except in the good faith performance of Employee’s work for Inspire.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF OTHERS. Employee acknowledges that, during the period of Employee’s employment with Inspire, Employee may have had or will have access to Confidential Information of third parties who have given Inspire the right to use such Confidential Information, subject to a non-disclosure agreement between Inspire and such third party. Therefore, Employee agrees that both during and after the period of Employee’s employment with Inspire, Employee shall not, without the prior written approval of Inspire, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of such third parties to any person or entity, or (b) use any Confidential Information of such third parties for any purpose or for the benefit of any person or entity, except in the good faith performance of Employee’s work for Inspire or to comply with an order from any court of competent jurisdiction.

4. PROPERTY OF INSPIRE. Employee acknowledges and agrees that all Confidential Information of Inspire and all reports, drawings, blueprints, materials, data, code, notes and other documents and records (other than Employee’s personal address book), whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential or proprietary, made or compiled by Employee, or made available to Employee, during the period of Employee employment with Inspire (including the period prior to the date of this Agreement) concerning Inspire’s Confidential Information are and shall remain Inspire’s property and shall be delivered to Inspire within five (5) business days after the termination of such employment with Inspire or at any earlier time on request of Inspire. Employee shall not retain copies of such Confidential Information, documents and records.

5. PROPRIETARY NOTICES. Employee shall not, and shall not permit any other person to, remove any proprietary or other legends or restrictive notices contained in or included in any Confidential Information.

6. INVENTIONS.

(a) Employee shall promptly, from time to time, fully inform and disclose to Inspire in writing all inventions, copyrightable material, designs, improvements and discoveries of any kind which Employee now has made, conceived or developed (including prior to the date of this Agreement), or which Employee may later make, conceive or develop, during the period of Employee’s employment with Inspire, which pertain to or relate to Inspire’s business or any of the work or businesses carried on by Inspire (“Inventions”). This covenant applies to all such Inventions, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection; and whether or not they are conceived and/or developed by Employee alone or with others; and whether or not they are conceived and/or developed during regular working hours; and whether or not they are conceived and/or developed at Inspire’s facility or not.

(b) Inventions shall not include any inventions made, conceived or developed by Employee prior to Employee’s employment with Inspire, a complete list of which is set forth on Schedule A attached.

(c) All Inventions shall be the sole and exclusive property of Inspire, and shall be deemed part of the Confidential Information of Inspire for purposes of this Agreement, whether or not fixed in a tangible medium of expression. Employee hereby assigns all Employee’s rights in all Inventions and in all related patents, copyrights and trademarks, trade secrets and other proprietary rights therein to Inspire. Without limiting the foregoing, Employee agrees that any copyrightable material shall be deemed to be “works made for hire” and that Inspire shall be deemed the author of such works under the United States Copyright Act, provided that in the event and to the extent such works are determined not to constitute “works made for hire”, Employee hereby irrevocably assigns and transfers to Inspire all right, title and interest in such works.

(d) Employee shall assist and cooperate with Inspire, both during and after the period of Employee’s employment with Inspire, at Inspire’s sole expense, to allow Inspire to obtain, maintain and enforce patent, copyright, trademark, trade secret and other legal protection for the Inventions. Employee shall sign such truthful documents, and do such things necessary, to obtain such protection and to vest Inspire with full and exclusive title in all Inventions against infringement by others. Employee hereby appoints the Secretary of Inspire as Employee’s attorney-in-fact to execute any truthful documents on Employee’s behalf for this purpose.

(e) Employee shall not be entitled to any additional compensation for any and all Inventions made during the period of Employee’s employment with Inspire.

7. COVENANT NOT TO COMPETE. If Employee is, at any time during Employee’s period of employment with Inspire, employed in the discovery or development areas of the Company in a non-clerical position, or as a director level or higher level senior manager of the Company, then this Section 7 shall apply. Employee and Inspire agree that the services rendered by the Employee are unique and irreplaceable, and that competitive use and knowledge of any Confidential Information would substantially and irreparably injure Inspire’s business, prospects and good will. Employee and Inspire also agree that Inspire’s business is global in nature due to the type of products and/or services being provided. Therefore, Employee agrees that during the period of Employee’s employment with Inspire and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

(a) develop, sell, market, offer to sell products and/or services anywhere in the world that have the same or similar technological approach or technology platform (e.g., same receptors (such as P2Y), same mechanism of action (such as mucociliary clearance)) and have the same indication as those being developed, offered or sold by Inspire on the date of the termination of Employee’s employment with Inspire for any reason, provided that the foregoing shall not be violated by Executive’s activities with an entity where the portion of the competitive business involved is less than 5% of the revenues of the portion of the entity that is under the Employee’s supervision;

(b) solicit, induce, encourage or attempt to induce or encourage any employee or consultant of Inspire to terminate his or her employment or consulting relationship with Inspire, or to breach any other obligation to Inspire (other than advertising not specifically targeted at the Company’s employees and serving as a reference upon request), however, notwithstanding the foregoing, Employee may engage in the activities described in this Section 7(b) with respect to one executive who worked with Employee in the past and joined the Company without it violating this provision; or

(c) interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between Inspire and any consultant, contractor, customer, potential customer, or supplier of Inspire.

Employee acknowledges that the foregoing geographic, activity and time limitations contained in this Section 7 are reasonable and properly required for the adequate protection of Inspire’s business. In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court, Employee shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable. In the event that Employee is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

8. DISCLOSURE OF THIS AGREEMENT. Employee hereby authorizes Inspire to notify others, including but not limited to customers of Inspire and any of Employee’s future employers, of the terms of this Agreement and Employee’s responsibilities under this Agreement.

9. SPECIFIC PERFORMANCE. Employee acknowledges that money damages alone would not adequately compensate Inspire in the event of a breach or threatened breach by Employee of this Agreement, and that, in addition to all other remedies available to Inspire at law or in equity, Inspire shall be entitled to injunctive relief for the enforcement of its rights and to an accounting of profits made during the period of such breach.

10. NO RIGHTS GRANTED. Employee understands that nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by Inspire to the employee of any license or other right under any patent, patent application or other intellectual property right or interest belonging to Inspire.

11. SEVERABILITY.

(a) Each of the covenants provided in this Agreement are separate and independent covenants. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

(b) It is not a defense to the enforcement of any provision of this Agreement that Inspire has breached or failed to perform any obligation or covenant hereunder or under any other agreement or understanding between Employee and Inspire.

12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflict of law rules. All suits and claims shall be made only in state or federal courts located in North Carolina.

13. SUPERSEDES OTHER AGREEMENTS. This Agreement contains the entire agreement of the parties with respect to subject matter hereof and supersedes all previous agreements and understandings between the parties with respect to its subject matter.

14. AMENDMENTS. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated in whole or in part except by an instrument in writing, agreed to and signed by the Employee and a duly authorized officer of Inspire.

15. ACKNOWLEDGEMENTS. THE EMPLOYEE ACKNOWLEDGES THAT (i) THE EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT; (ii) THE EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS; (iii) THE EMPLOYEE HAS RECEIVED A COPY OF THIS AGREEMENT, THE ORIGINAL OF WHICH WILL BE RETAINED IN THE EMPLOYEE’S PERSONNEL FILE; AND (iv) THE EMPLOYEE’S OBLIGATIONS UNDER THIS AGREEMENT SURVIVE THE TERMINATION OF THE EMPLOYEE’S EMPLOYMENT WITH INSPIRE FOR ANY REASON.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

INSPIRE PHARMACEUTICALS, INC.

4222 Emperor Boulevard

Durham, North Carolina 27703

By:	/s/ Kenneth B. Lee, Jr.

Title:	Chairman, Board of Directors

EMPLOYEE:	Adrian Adams
(Print Name)

/s/ Adrian Adams
(Signature Here)

Date:	February 18, 2010

Address:	As provided in separate notice

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